Exhibit 99.1

NEWS RELEASE

Relypsa Announces Fourth Quarter and Full Year 2013 Financial Results

REDWOOD CITY, Calif., March 17, 2014 — Relypsa, Inc. (Nasdaq: RLYP), a biopharmaceutical company, today reported financial results for the fourth quarter and year ended December 31, 2013.

Cash, cash equivalents and short-term investments totaled $94.8 million at December 31, 2013, compared to $54.4 million at December 31, 2012. In November 2013 the company completed the initial public offering of its common stock, issuing 7.9 million shares of common stock at a price of $11.00 per share. Net proceeds from the offering were approximately $78.0 million, after deducting underwriting discounts and commissions and offering expenses.

Research and development expenses for the fourth quarter 2013 were $10.9 million, compared to $8.5 million for the comparable period in 2012. Research and development expenses for the full year 2013 were $59.0 million, compared to $36.1 million in 2012. The increase for the fourth quarter was primarily driven by an increase in contract manufacturing expenses in preparation of a potential commercial launch of the company’s lead product candidate, patiromer. The increase for the full year was due to a one-time $12.5 million milestone payment to Amgen due upon the initiation of dosing patients in Relypsa’s pivotal phase 3 clinical trial of patiromer, and the expansion of clinical trial activity as a result of conducting the phase 3 clinical trial.

General and administrative expenses for the fourth quarter 2013 were $3.7 million, compared to $2.7 million for the comparable period in 2012. General and administrative expenses for the full year 2013 were $11.9 million, compared to $7.3 million in 2012. The increase for both the fourth quarter and full year was primarily due to an increase in personnel expenses and stock-based compensation expense to support expanding operations and an increase in commercial, marketing and medical affairs activities in preparation for a potential commercial launch of patiromer.

Net loss attributable to common stockholders for the fourth quarter 2013 was $9.1 million, or $0.68 per share, compared to $14.4 million, or $46.63 per share, for the comparable period in 2012. The decrease was primarily due to a decrease in the fair value of the convertible preferred stock warrants as a result of Relypsa’s initial public offering, partially offset by a deemed dividend to preferred stockholders due to the issuance of warrants as part of the company’s Series C-2 Preferred Stock financing in October 2013.

Net loss attributable to common stockholders for the full year 2013 was $81.2 million, or $22.42 per share, compared to $62.4 million, or $205.45 per share, in 2012. The increase for the year was primarily due to the increase in research and development activity, partially offset by a deemed dividend to preferred stockholders related to the issuance of warrants as part of the company’s Series C-1 Preferred Stock financing in 2012.

Shares outstanding as of December 31, 2013, were 29.7 million, this includes common stock issued during the initial public offering and the conversion of convertible preferred stock and warrants into 21.5 million shares of common stock.

Financial Outlook

For the full year 2014, Relypsa expects operating expenses in the range of approximately $75.0 to $95.0 million, including stock-based compensation of approximately $5.0 to $10.0 million. The 2014 operating expenses will be primarily driven by ongoing development activities and expansion of commercial launch preparation activities related to patiromer and increases in the company’s general and administrative infrastructure.

2013 Highlights

Patiromer

In 2013 Relypsa completed its Phase 3 and Phase 2b trials of patiromer, for the treatment of hyperkalemia. Observations from these trials were that patiromer, when administered in pre-dialysis CKD subjects on RAAS inhibitors:

•	Provided statistically significant and clinically meaningful reductions in serum potassium levels, meeting the primary efficacy endpoints in each trial;

•	Reduced serum potassium levels into the normal range in the substantial majority of subjects;

•	Significantly reduced the recurrence of hyperkalemia in subjects after serum potassium levels were controlled compared to subjects taking placebo; and

•	Maintained average serum potassium within the normal range for up to 1 year, demonstrating the ability of patiromer to control serum potassium over the long term.

Corporate

In June 2013, John Orwin joined the company as President and Chief Executive Officer, and in December 2013, Mary Corbett joined the leadership team as Senior Vice President, Human Resources.

About Relypsa, Inc.

Relypsa, Inc. is a biopharmaceutical company focused on the development and commercialization of non-absorbed polymeric drugs to treat disorders in the areas of renal, cardiovascular and metabolic diseases. The company’s two-part pivotal Phase 3 trial of its lead product candidate, patiromer, for the treatment of hyperkalemia, a life-threatening condition defined as abnormally elevated levels of potassium in the blood, has been completed and the primary and secondary endpoints were met. Relypsa has global royalty-free commercialization rights to patiromer, which has intellectual property protection in the U.S. until at least 2030. More information is available at www.relypsa.com.

Forward Looking Statements

To the extent that statements contained in this press release are not descriptions of historical facts regarding Relypsa, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding (i) the potential commercial launch of patiromer (ii) the company’s expected operating expenses for the full year 2014 and (iii) the company’s expected stock-based compensation for the full year 2014. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing of the company’s regulatory filings, the company’s substantial dependence on patiromer, the company’s commercialization plans and efforts and other matters that could affect the availability or commercial potential of the company’s drug candidate. Relypsa undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the company in general, see Relypsa’s prospectus filed with the Securities and Exchange Commission on November 15, 2013, and its future periodic reports to be filed with the Securities and Exchange Commission.

CONTACT: Relypsa, Inc.

Shari Annes, IR and Corporate Communications

IR@relypsa.com, 650-888-0902

-see attached financial tables-

Relypsa, Inc.

Statement of Operations Data

(In thousands, except per share data)

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating expenses:
Research and development	$10,914	$8,533	$58,971	$36,052
General and administrative	3,732	2,692	11,940	7,285

Total operating expenses	14,646	11,225	70,911	43,337

Loss from operations	(14,646)	(11,225)	(70,911)	(43,337)
Interest and other income (expense), net	13,314	(440)	(1,481)	(382)
Interest expense	(407)	—	(1,453)	(6)

Net loss	(1,739)	(11,665)	(73,845)	(43,725)
Deemed dividend to preferred stockholders	(7,336)	(2,744)	(7,336)	(18,716)

Net loss attributable to common stockholders	$(9,075)	$(14,409)	$(81,181)	$(62,441)

Net loss per share attributable to common stockholders, basic and diluted	$(0.68)	$(46.63)	$(22.42)	$(205.45)

Weighted average common shares used to compute net loss per share attributable to common stockholders, basic and diluted	13,430,244	309,013	3,620,235	303,927

Relypsa, Inc.

Condensed Balance Sheet Data

(In thousands)

	December 31, 2013		December 31, 2012 (1)
	(unaudited	)
Cash, cash equivalents and short-term investments	$94,759		$54,355
Working capital	$78,828		$27,922
Total assets	$106,031		$64,132
Stockholders’ equity (deficit)	$74,850		$(147,361)

(1)	Derived from the audited financial statements

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